Exhibit 99.1

March 6, 2019
USD Partners LP Announces Fourth Quarter and Full Year 2018 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and twelve months ended December 31, 2018. Financial highlights with respect to the fourth quarter of 2018 include the following:

•	Generated Net Cash Provided by Operating Activities of $12.9 million, Adjusted EBITDA of $13.7 million and Distributable Cash Flow of $10.9 million

•	Reported Net Income of $1.9 million

•	Increased quarterly cash distribution to $0.36 per unit ($1.44 per unit on an annualized basis), delivering distribution growth of 4.0% for the full year 2018

•	Ended quarter with $181.8 million of available liquidity and distribution coverage of 1.1x
“2018 was a very successful year for the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Over the last twelve months, we re-contracted approximately 80% of the Hardisty terminal’s current cash flows, on an annualized basis, at meaningfully higher terminal rates; we re-financed and extended our revolving credit facility; we’ve grown our quarterly distribution consistent with our previous guidance; and we announced an accretive growth project at our Casper Terminal. In addition, our sponsor has completed the construction of the Hardisty South expansion and we were excited to see that facility go into service in January of this year.”
“Given our recent momentum in re-contracting, supported by multi-year, take-or-pay agreements with primarily investment grade customers, we expect to deliver annualized, mid-single digit distribution growth for the full-year 2019 relative to the full-year 2018, subject to the successful re-contracting of our remaining Hardisty and Stroud capacity and the successful execution of our previously-announced organic growth project at Casper,” said Mr. Borgen.
Market Update
During 2018, oil sands production facilities returned to normal operating levels and new production capacity was and continues to be brought online. Western Canadian crude oil supplies exceeded available pipeline takeaway capacity, resulting in higher apportionment on export pipelines and historically high storage levels. As a result, pricing of Western Canadian Select, or WCS, crude oil fell significantly relative to key benchmarks. This resulted in a substantial increase in customer activity at the Partnership’s Hardisty origination terminal, as strategically-located rail capacity has provided an export outlet for growing oil sands production. In this environment, strategically-located rail terminals, such as the Partnership’s Hardisty, Casper and Stroud terminals, deliver critical takeaway and destination capacity and can preserve substantial value for Western Canadian crude oil.
During the first quarter of 2019 to date, the WCS to West Texas Intermediate, or WTI, crude oil spread has narrowed. We believe the narrowing in the pricing spread is largely the result of the Alberta Government’s announcement in December 2018 to curtail crude oil and bitumen production by 325,000 barrels per day beginning January 1, 2019. The Alberta Government’s objective is to reduce storage levels to a targeted level to ensure more economical prices for a barrel of WCS. On January 31, 2019, the Alberta Government announced that the crude oil and bitumen production curtailment would be reduced to 250,000 bpd. While the narrowed spread resulting from the curtailment cuts has caused some crude-by-rail facilities in Canada to see reduced shipments, the Partnership continues to see strong demand for capacity at its Hardisty terminal, as it is considered a third-party industry solution for producers in Western Canada and its customers are focused on long-term solutions to takeaway constraints out of the region.
Production from the oil sands in Western Canada is projected to continue to grow, and the expected timing of proposed export pipeline additions remains uncertain. As such, forward curves in the market currently reflect a discount for a barrel of WCS relative to a barrel of WTI of approximately $21 for the next several years. Combined, these dynamics create incentive for market participants to utilize rail transportation to capture incremental value over that period.
Commercial and Development Update
Hardisty Terminal
In 2018, customer activity at the Partnership’s Hardisty origination terminal increased substantially over the prior year. To date, the Partnership has renewed and extended approximately 65% of the capacity at the Hardisty terminal through mid-2022, with approximately 42% extended through mid-2023 with customers under multi-year, take-or-pay agreements. These contract renewals will generate meaningful increases in revenue for the Partnership and are estimated to replace approximately 80% of the Hardisty terminal’s current cash flows, on an annualized basis, over the next three years starting in July 2019. The Partnership is currently in discussions with the remaining customer at the Hardisty terminal to extend its agreements currently expiring in mid-2019 through mid-2020.
Additionally, US Development Group, LLC (“USDG”) pursuant to its development rights at the Hardisty terminal, completed the Hardisty South expansion (“Hardisty South”) in January 2019. The existing Hardisty terminal, which is owned by the Partnership, has designed capacity for two unit trains per day, or approximately 150,000 barrels per day. Hardisty South, which is owned by USDG, adds one unit train per day, or approximately 75,000 barrels per day, of takeaway capacity to the terminal by modifying the existing loading rack and building additional infrastructure and trackage. Once fully contracted, the Hardisty South expansion could present an attractive acquisition opportunity for the Partnership pursuant to its existing right of first offer with respect to midstream projects developed by USDG.
In addition, in the first quarter of 2019, USDG executed a new multi-year, take-or-pay terminalling services agreement with the Alberta Petroleum Marketing Commission, or APMC, an agent of the Government of Alberta. The agreement is for transloading capacity at the Hardisty rail terminal starting in January 2020 and contains take-or-pay terms with minimum monthly payments. The agreement will support further expansion at USDG’s Hardisty South and will provide additional capacity beyond the APMC commitment. This expansion will be funded by USDG, pursuant to its development rights at the Hardisty terminal.
Casper Terminal
During 2018, the Partnership executed a multi-year terminal services agreement as well as other short-term agreements in order to further execute on its hub strategy at the Partnership’s Casper terminal. The new agreement supports the construction of an outbound pipeline connection from the Casper Terminal to complement the terminal’s current inbound pipeline connection to the Express Pipeline and potentially an additional storage tank to facilitate blending and staging operations for the customer. The customer will utilize an existing tank at the Casper Terminal for a three-year term and a second tank, once constructed or available, for another three-year term. The construction of the second tank, if needed, and the outbound pipeline connection are expected to be completed in the second half of 2019. As of December 31, 2018, the Partnership has spent approximately $8.2 million on the outbound pipeline connection and is on schedule for an in-service date in the second half of 2019.
Fourth Quarter 2018 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminal service agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s results during the fourth quarter of 2018 relative to the same quarter in 2017 were primarily influenced by additional revenues and costs at the Partnership’s Stroud terminal due to additional contracts that were executed in March and April of 2018. The Casper terminal also generated additional cash flow during the fourth quarter of 2018, associated with the three-year agreement that became effective September 2018. In addition, as a result of a substantial increase in customer activity at its Hardisty terminal, the Partnership incurred incremental operating costs during the fourth quarter of 2018 as compared to 2017.
Net Cash Provided by Operating Activities increased by 26% relative to the fourth quarter of 2017, due to higher cash flows from the Stroud and Casper terminals discussed above, coupled with the timing of receipts and payments on accounts receivable, accounts payable and deferred revenue balances. As a result, Adjusted EBITDA increased by 8% and Distributable Cash Flow increased by 9% relative to the fourth quarter of 2017.
Net income for the quarter decreased by 20% as compared to the fourth quarter of 2017, primarily as a result of the operating factors discussed above, partially offset by a non-cash loss associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017 and increased interest expense incurred associated with higher interest rates during the fourth quarter of 2018.
As of December 31, 2018, the Partnership had total available liquidity of $181.8 million, including $6.4 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $175.4 million on its $385 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants.
On January 31, 2019, the Partnership declared a quarterly cash distribution of $0.36 per unit ($1.44 per unit on an annualized basis), which represents growth of 0.7% over the prior quarter and 4.0% for the full year 2018. The distribution was paid on February 19, 2019, to unitholders of record at the close of business on February 11, 2019.
Effective January 1, 2018, the Partnership adopted the requirements of Accounting Standards Update 2014-09, or ASC 606, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers.  The Partnership adopted ASC 606 by applying the full retrospective approach, resulting in the restatement of prior period financial statements to comply with the new standard.
Fourth Quarter 2018 Conference Call Information
The Partnership will host a conference call and webcast regarding fourth quarter 2018 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 7, 2019.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 7006219. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 7006219. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s network of crude oil terminals facilitates the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, changes in restricted cash, interest, income taxes, foreign currency transaction gains and losses, adjustments related to deferred revenue associated with minimum monthly commitment fees and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted

EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash being retained for use in enhancing the Partnership’s existing businesses; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity or performance presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect cash from operations and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Associate Director, Financial Reporting & Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USDG to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USDG to develop existing and future additional projects and expansion opportunities and whether those projects and opportunities developed by USDG would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; the price of WCS relative to WTI and other crude benchmarks, and the drivers causing such pricing spreads; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the risk that failure to complete the construction of the new tank and pipeline at the Partnership’s Casper facility by December 2019 could result in the new customer at that facility gaining the right to early terminate all or portions of the agreement, as well as those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three Months and Year Ended December 31, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands)
Revenues
Terminalling services	$21,132	$19,661	$86,692	$85,124
Terminalling services — related party	6,735	4,678	22,149	13,769
Fleet leases	—	211	—	2,140
Fleet leases — related party	984	1,607	3,935	4,401
Fleet services	68	449	573	1,854
Fleet services — related party	228	(124)	910	652
Freight and other reimbursables	1,183	380	4,963	863
Freight and other reimbursables — related party	—	1	4	2
Total revenues	30,330	26,863	119,226	108,805
Operating costs
Subcontracted rail services	3,738	2,805	13,785	8,953
Pipeline fees	5,570	5,722	21,679	22,524
Fleet leases	984	1,816	3,945	6,539
Freight and other reimbursables	1,183	381	4,967	865
Operating and maintenance	2,323	1,183	5,876	3,233
Selling, general and administrative	2,928	2,316	10,840	9,214
Selling, general and administrative — related party	1,942	1,562	7,582	5,867
Depreciation and amortization	5,296	6,968	21,103	22,132
Total operating costs	23,964	22,753	89,777	79,327
Operating income	6,366	4,110	29,449	29,478
Interest expense	3,333	2,417	11,358	9,925
Loss (gain) associated with derivative instruments	1,449	(342)	(374)	937
Foreign currency transaction loss (gain)	169	71	(14)	(456)
Other expense (income), net	(55)	(265)	16	(330)
Income before income taxes	1,470	2,229	18,463	19,402
Benefit from income taxes	(422)	(123)	(2,669)	(1,929)
Net income	$1,892	$2,352	$21,132	$21,331

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Year Ended December 31, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands)

Cash flows from operating activities:
Net income	$1,892	$2,352	$21,132	$21,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,296	6,968	21,103	22,132
Loss (gain) associated with derivative instruments	1,449	(342)	(374)	937
Settlement of derivative contracts	—	(196)	(38)	46
Unit based compensation expense	2,025	1,181	6,358	4,143
Deferred income taxes	(702)	(694)	(3,971)	(987)
Other	220	215	939	879
Changes in operating assets and liabilities:
Accounts receivable	2,413	(45)	(1,046)	222
Accounts receivable — related party	(582)	(2)	1,868	(226)
Prepaid expenses and other assets	(458)	2,291	(86)	3,760
Other assets — related party	20	(253)	79	(253)
Accounts payable and accrued expenses	544	(613)	816	377
Accounts payable and accrued expenses — related party	606	63	(1,455)	20
Deferred revenue and other liabilities	190	(656)	(213)	(5,517)
Deferred revenue — related party	—	7	17	955
Net cash provided by operating activities	12,913	10,276	45,129	47,819
Cash flows from investing activities:
Additions of property and equipment	(8,373)	(872)	(8,816)	(27,580)
Proceeds from the sale of assets	—	—	236	—
Net cash used in investing activities	(8,373)	(872)	(8,580)	(27,580)
Cash flows from financing activities:
Payments for deferred financing costs	(2,906)	—	(2,906)	—
Distributions	(10,059)	(9,543)	(39,632)	(35,075)
Vested Phantom Units used for payment of participant taxes	(2)	(1)	(1,352)	(1,073)
Net proceeds from issuance of common units	—	—	—	33,700
Proceeds from long-term debt	14,000	6,000	34,000	50,000
Repayment of long-term debt	(6,000)	(5,000)	(27,000)	(71,342)
Net cash used in financing activities	(4,967)	(8,544)	(36,890)	(23,790)
Effect of exchange rates on cash	(385)	(41)	(1,064)	201
Net change in cash, cash equivalents and restricted cash	(812)	819	(1,405)	(3,350)
Cash, cash equivalents and restricted cash – beginning of period	13,195	12,969	13,788	17,138
Cash, cash equivalents and restricted cash – end of period	$12,383	$13,788	$12,383	$13,788

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2018	2017
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$6,439	$7,874
Restricted cash	5,944	5,914
Accounts receivable, net	5,132	4,171
Accounts receivable — related party	624	410
Prepaid expenses	2,115	2,545
Other current assets	634	43
Other current assets — related party	79	79
Total current assets	20,967	21,036
Property and equipment, net	145,308	146,573
Intangible assets, net	86,705	99,312
Goodwill	33,589	33,589
Other non-current assets	631	328
Other non-current assets — related party	95	174
Total assets	$287,295	$301,012

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,464	$2,670
Accounts payable and accrued expenses — related party	460	244
Deferred revenue	2,921	3,291
Deferred revenue — related party	1,885	1,986
Other current liabilities	2,804	2,339
Total current liabilities	11,534	10,530
Long-term debt, net	205,581	200,627
Deferred income tax liabilities, net	360	4,490
Other non-current liabilities	356	475
Total liabilities	217,831	216,122
Commitments and contingencies
Partners’ capital
Common units	107,903	136,645
Class A units	1,018	1,468
Subordinated units	(39,723)	(55,237)
General partner units	3,275	180
Accumulated other comprehensive income (loss)	(3,009)	1,834
Total partners’ capital	69,464	84,890
Total liabilities and partners’ capital	$287,295	$301,012

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Year Ended December 31, 2018 and 2017
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(in thousands)

Net cash provided by operating activities	$12,913	$10,276	$45,129	$47,819
Add (deduct):
Amortization of deferred financing costs	(220)	(215)	(866)	(861)
Deferred income taxes	702	694	3,971	987
Changes in accounts receivable and other assets	(1,393)	(1,991)	(815)	(3,503)
Changes in accounts payable and accrued expenses	(1,150)	550	639	(397)
Changes in deferred revenue and other liabilities	(190)	649	196	4,562
Interest expense, net	3,331	2,417	11,356	9,917
Benefit from income taxes	(422)	(123)	(2,669)	(1,929)
Foreign currency transaction gain (1)	169	71	(14)	(456)
Other income, net	—	3	—	(22)
Non-cash lease items (2)	—	341	—	341
Non-cash contract asset (3)	(51)	—	(205)	—
Adjusted EBITDA	13,689	12,672	56,722	56,458
Add (deduct):
Cash received (paid) for income taxes (4)	(188)	—	(814)	1,250
Cash paid for interest	(2,539)	(2,652)	(10,038)	(9,754)
Maintenance capital expenditures	(103)	(74)	(201)	(546)
Distributable cash flow	$10,859	$9,946	$45,669	$47,408

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)	Represents non-cash lease revenues and expenses associated with the Partnership's lease contracts.
(3)	Represents the change in non-cash contract assets associated with revenue recognized in advance at blended rates based on the escalation clauses in certain of the Partnership's customer contracts.
(4)
Includes refunds of approximately $2.6 million (representing C$3.4 million) received in 2017 for the Partnership's 2016 foreign income taxes and $0.7 million (representing C$0.9 million) received in 2017 for the Partnership's 2015 foreign income taxes.